SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Rydex Capital Partners SPhinX Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                           9601 Blackwell Road, Suite 500
                           Rockville, Maryland 20850

Telephone Number (including area code): 301-296-5100

Name and address of agent for service of process:

                           Peter K. Ewing
                           Secretary
                           Rydex Capital Partners SPhinX Fund
                           9601 Blackwell Road, Suite 500
                           Rockville, Maryland 20850
                           COPY TO:
                           Kenneth S. Gerstein
                           Schulte Roth & Zabel
                           919 Third Avenue
                           New York, NY 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         _X_ Yes  __ No

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Rockville, Maryland on the 10th day of January, 2003.

                              Rydex Capital Partners SPhinX Fund

                              By: /s/ Peter K. Ewing
                                  ---------------------------------------------
                                  Peter K. Ewing, Secretary


                                  /s/  Albert P. Viragh, Jr.
                                  ---------------------------------------------
                                  Albert P. Viragh, Jr., Chairman





Attest: /s/  James P. Erceg
        -------------------
        James P. Erceg